Exhibit 99.1

GUESS?, INC. REPORTS FOURTH QUARTER RESULTS

Q4 Fiscal 2017 EPS of $0.08, Compared to $0.57 in Q4 Fiscal 2016; Q4 Fiscal 2017 Adjusted EPS of $0.41

Q4 Fiscal 2017 Revenues Increased 3% to $679 Million; Increased 4% in Constant Currency

Fiscal Year 2017 EPS of $0.27, Compared to $0.96 in Fiscal Year 2016; Fiscal Year 2017 Adjusted EPS of $0.44, Compared to Adjusted EPS of $0.98 in Fiscal Year 2016

LOS ANGELES, March 15, 2017 - Guess?, Inc. (NYSE: GES) today reported unaudited financial results for its fourth quarter and fiscal year ended January 28, 2017.

Victor Herrero, Chief Executive Officer, commented, “Despite continued softness in the Americas, we are pleased to report that fourth quarter revenues for the company were up 3%, driven by strong double digit growth in both Europe and Asia. In Europe, our revenues were up 11% driven by new store openings and another good quarter of positive comp store sales. Turning to Asia, revenues finished up 27% driven by new store openings and positive comp store sales in China. We are encouraged by the progress we are making in these two regions and will continue to allocate the majority of our capital investment there.”

Mr. Herrero continued, “As we head into fiscal year 2018, we will build on the good momentum we are experiencing in both Europe and Asia and will continue our retail expansion plan there. In the Americas Retail, where the retail environment remains challenging, we are focused on profitability improvements. We will continue to negotiate rent reductions whenever possible and plan to close 60 stores in fiscal 2018. And finally, we will remain focused on implementing supply chain initiatives that should drive profit improvement in fiscal 2018.”

Mr. Herrero concluded, “As I think about the future of our company, it is critical that we remain focused on flowing high-quality product, delivering best-in-class digital and in-store experiences, and maintaining our long-term brand building approach anchored on investments in advertising and marketing, supply chain and our digital platform.”

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) a gain from the sale of a minority interest investment, (iii) restructuring charges, (iv) a restructuring related exit tax charge, (v) the related tax effects of these adjustments and (vi) the impact of a non-cash valuation allowance established on certain deferred tax assets, where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Fourth Quarter Fiscal 2017 Results

For the fourth quarter of fiscal 2017, the Company recorded GAAP net earnings of $6.6 million, an 86.3% decrease from $47.8 million for the fourth quarter of fiscal 2016. GAAP diluted earnings per share decreased 86.0% to $0.08 for the fourth quarter of fiscal 2017, from $0.57 for the prior-year quarter.

For the fourth quarter of fiscal 2017, the Company recorded adjusted net earnings of $34.6 million, a 27.9% decrease from adjusted net earnings of $48.0 million for the fourth quarter of fiscal 2016. Adjusted diluted earnings per share decreased 28.1% to $0.41, from adjusted diluted earnings per share of $0.57 for the prior-year quarter. In addition, the Company estimates the negative impact of currency on diluted earnings per share in the fourth quarter of fiscal 2017 was approximately $0.01 per share.

Net Revenue. Total net revenue for the fourth quarter of fiscal 2017 increased 3.2% to $679.3 million, compared to $658.3 million in the prior-year quarter. In constant currency, net revenue increased by 4.3%.

•
Americas Retail revenues decreased 6.4% in U.S. dollars and 6.3% in constant currency. In the U.S. and Canada, retail comp sales including e-commerce decreased 7.0% in U.S. dollars and 7.4% in constant currency.

•	Europe revenues increased 11.4% in U.S. dollars and 13.5% in constant currency.

•	Asia revenues increased 26.6% in U.S. dollars and 27.9% in constant currency.

•	Americas Wholesale revenues increased 1.0% in U.S. dollars and 3.7% in constant currency.

•	Licensing revenues decreased 8.6% in U.S. dollars and constant currency.

Operating Earnings. GAAP operating earnings for the fourth quarter of fiscal 2017 decreased 70.0% to $21.0 million (including a $2.3 million unfavorable currency translation impact), from $70.0 million in the prior-year period. GAAP operating margin in the fourth quarter decreased 750 basis points to 3.1%, from 10.6% in the prior-year quarter, driven primarily by higher asset impairment charges, more markdowns and the negative impact on the Company’s fixed cost structure resulting from negative comparable store sales in Americas Retail. Higher asset impairment charges recorded during the fourth quarter of fiscal 2017 unfavorably impacted operating margin by 480 basis points compared to the same prior-year period. The negative impact of currency on operating margin for the quarter was roughly 40 basis points.

For the fourth quarter of fiscal 2017, adjusted operating earnings was $53.9 million and adjusted operating margin was 7.9%, a decrease of 270 basis points compared to the same prior-year period.

•
Operating margin for the Company’s Americas Retail segment decreased by 17.7% to negative 11.1% in the fourth quarter of fiscal 2017, from 6.6% in the prior-year period. Higher asset impairment charges recorded during the fourth quarter of fiscal 2017 negatively impacted the operating margin for the Company’s Americas Retail segment by 11.4% compared to the same prior-year period. Excluding the impact of the asset impairment charges, operating margin for the Company’s Americas Retail segment decreased by 630 basis points compared to the same prior-year period. This decrease was driven primarily by more markdowns and the negative impact on the fixed cost structure resulting from negative comparable store sales.

•
Operating margin for the Company’s Europe segment increased 90 basis points to 16.0% in the fourth quarter of fiscal 2017, compared to 15.1% in the prior-year period, due primarily to higher gross margins. The higher gross margins were driven primarily by the favorable impact from higher initial mark-ups, partially offset by higher occupancy costs due to retail expansion.

•	Operating margin for the Company’s Asia segment was flat at 3.5% in the fourth quarter of fiscal 2017 compared to the same prior-year period.

•
Operating margin for the Company’s Americas Wholesale segment decreased 200 basis points to 17.0% in the fourth quarter of fiscal 2017, from 19.0% in the prior-year period, driven by a higher SG&A rate due primarily to timing of expenses.

•	Operating margin for the Company’s Licensing segment increased 30 basis points to 88.2% in the fourth quarter of fiscal 2017, compared to 87.9% in the prior-year period.

Other net income, which primarily includes net unrealized and realized mark-to-market revaluation gains on foreign exchange currency contracts and unrealized gains on non-operating assets, partially offset by net unrealized mark-to-market revaluation losses on foreign currency balances, was $4.5 million in the fourth quarter of fiscal 2017, compared to $0.3 million in the prior-year quarter.

Fiscal Year 2017 Results

For the fiscal year ended January 28, 2017, the Company recorded GAAP net earnings of $22.8 million, a 72.2% decrease from $81.9 million for the fiscal year ended January 30, 2016. GAAP diluted earnings per share decreased 71.9% to $0.27 in fiscal year 2017, from $0.96 in the prior year.

For the fiscal year ended January 28, 2017, the Company recorded adjusted net earnings of $37.2 million, a 55.3% decrease from adjusted net earnings of $83.4 million for the fiscal year ended January 30, 2016. Adjusted diluted earnings per share decreased 55.1% to $0.44 in fiscal year 2017, from adjusted diluted earnings per share of $0.98 for the prior year. In addition, the Company estimates the negative impact of currency on diluted earnings per share for the fiscal year ended January 28, 2017 was approximately $0.13 per share.

Net Revenue. Total net revenue for fiscal year 2017 increased 0.2% to $2.21 billion, compared to $2.20 billion in the prior year. In constant currency, net revenue increased by 1.0%.

•
Americas Retail revenues decreased 4.7% in U.S. dollars and 4.1% in constant currency. In the U.S. and Canada, retail comp sales including e-commerce decreased 4.9% in U.S. dollars and 4.5% in constant currency.

•	Europe revenues increased 8.9% in U.S. dollars and 9.2% in constant currency.

•	Asia revenues increased 3.6% in U.S. dollars and 4.9% in constant currency.

•	Americas Wholesale revenues decreased 5.9% in U.S. dollars and 2.4% in constant currency.

•	Licensing revenues decreased 12.5% in U.S. dollars and constant currency.

Operating Earnings. GAAP operating earnings for fiscal year 2017 decreased 81.3% to $22.7 million (including a $3.6 million unfavorable currency translation impact), from $121.4 million in the prior year. GAAP operating margin for fiscal 2017 decreased 450 basis points to 1.0%, from 5.5% in the prior year, driven primarily by higher asset impairment charges, more markdowns and the negative impact on the Company’s fixed cost structure resulting from negative comparable store sales in Americas Retail. Higher asset impairment charges recorded during fiscal 2017 unfavorably impacted operating margin by 150 basis points compared to the prior year. Restructuring charges negatively impacted operating margin by 30 basis points in fiscal 2017. The negative impact of currency on operating margin for fiscal 2017 was roughly 70 basis points.

For fiscal year 2017, adjusted operating earnings was $63.2 million and adjusted operating margin was 2.9%, a decrease of 270 basis points compared to the prior year.

•
Operating margin for the Company’s Americas Retail segment decreased 780 basis points to negative 6.1% in fiscal 2017, from 1.7% in the prior year. Higher asset impairment charges recorded during fiscal 2017 negatively impacted the operating margin for the Company’s Americas Retail segment by 360 basis points compared to the prior year. Excluding the impact of the asset impairment charges, operating margin for the Company’s Americas Retail segment decreased by 420 basis points compared to the prior year. This decrease was driven primarily by more markdowns and the negative impact on the fixed cost structure resulting from negative comparable store sales.

•
Operating margin for the Company’s Europe segment decreased 40 basis points to 7.2% in fiscal 2017, from 7.6% in the prior year, due to lower gross margins, partially offset by a lower SG&A rate. The lower gross margins were driven primarily by the unfavorable impact from currency exchange rate fluctuations, partially offset by the favorable impact from positive comparable store sales. The lower SG&A rate was driven by the favorable impact on the fixed cost structure resulting from overall leveraging of expenses.

•
Operating margin for the Company’s Asia segment decreased 530 basis points to negative 1.0% in fiscal 2017, from 4.3% in the prior year. The decrease in operating margin was due to a higher SG&A rate and lower gross margins. The higher SG&A rate was driven primarily by higher expenses resulting from retail expansion in China and country mix. The lower gross margins were driven by higher occupancy costs due to retail expansion in China and the unfavorable impact from country mix.

•
Operating margin for the Company’s Americas Wholesale segment decreased 250 basis points to 15.9% in fiscal 2017, from 18.4% in the prior year. The decrease in operating margin was due to lower gross margins and a higher SG&A rate. The lower gross margins were driven primarily by the unfavorable impact from currency exchange rate fluctuations on product costs and lower initial markups. The higher SG&A rate was due primarily to overall deleveraging.

•	Operating margin for the Company’s Licensing segment decreased 20 basis points to 88.5% in fiscal 2017, from 88.7% in the prior year.

Other net income, which primarily includes a realized gain of $22.3 million from the sale of a minority interest investment, was $30.9 million for fiscal year 2017, compared to $6.8 million for the prior year. The gain from the sale of the minority interest investment has been excluded for purposes of calculating adjusted financial measures for fiscal 2017. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on April 13, 2017 to shareholders of record at the close of business on March 29, 2017.

Outlook

The following guidance assumes that foreign currency exchange rates remain at prevailing rates:

The Company’s expectations for the first quarter of fiscal 2018 ending April 29, 2017, are as follows:

•
Consolidated net revenues are expected to range between a decline of 0.5% and an increase of 1.5% in U.S. dollars. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 2.5%. Excluding the impact of currency, consolidated net revenues are expected to increase between 2.0% and 4.0% in constant currency.

•	Operating margin is expected to be between minus 7.0% and minus 6.0% and includes roughly 30 basis points of currency headwind.

•	Diluted net loss per share is expected to be in the range of $0.33 to $0.30. The estimated impact on earnings per share of the currency tailwinds is approximately $0.03.

For the fiscal year ending February 3, 2018, the Company’s expectations are as follows:

•
Consolidated net revenues are expected to increase between 2.0% and 4.0% in U.S. dollars. Currency headwinds are expected to negatively impact consolidated revenue growth by approximately 2.0%. Excluding the impact of currency, consolidated net revenues are expected to increase between 4.0% and 6.0% in constant currency.

•	Operating margin is expected to be between 2.2% and 3.0% and includes roughly 40 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.28 to $0.40. The estimated impact on earnings per share of the currency headwinds is approximately $0.08.

The Company’s fiscal year 2018 will include 53 weeks, while fiscal 2017 included 52 weeks. The estimated fiscal year 2018 impact of the additional week is roughly $0.03 on earnings per share and 1.0% on consolidated revenue growth.

On a segment basis, the Company expects the following ranges for percentage changes for comparable store sales (“comps”) and net revenue in constant currency and U.S. dollars compared to the same prior-year period:

Outlook by Segment[1]

	First Quarter of Fiscal 2018		Fiscal Year 2018

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	down high-teens to mid-teens	down high-teens to mid-teens	down LDD to HSD	down LDD to HSD
Net Revenue	down high-teens to mid-teens	down high-teens to mid-teens	down LDD to HSD	down LDD to HSD

Europe:
Comps	__	up HSD to LDD	__	up MSD to HSD
Net Revenue	up high-teens to low twenties	up high twenties	up mid-teens	up high-teens

Asia:
Net Revenue	up low-teens to mid-teens	up mid-teens to high-teens	up mid-teens	up mid-teens to high-teens

Americas Wholesale:
Net Revenue	down LSD	down LSD	up LSD	up LSD

Licensing:
Net Revenue	down MSD	__	down MSD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For fiscal 2017, the adjusted results exclude the impact of asset impairment charges, a gain from the sale of a minority interest investment, restructuring charges, a restructuring related exit tax charge and the tax effects of these adjustments, as well as the impact of a non-cash valuation allowance established on certain deferred tax assets. For fiscal 2016, the adjusted results exclude the impact of asset impairment charges and related tax impacts incurred during fiscal 2016. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable store sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. The Company also presents adjusted free cash flows excluding the impact of any significant purchases not in the ordinary course of business in order to enhance the visibility of underlying business trends. Free cash flow measures are not intended to be alternatives to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to comparable non-GAAP free cash flow measures is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on March 15, 2017 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 28, 2017, the Company directly operated 945 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 735 additional retail stores worldwide. As of January 28, 2017, the Company and its licensees and distributors operated in 101 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results or events and projected sales (including comparable store sales), earnings, capital expenditures, cost savings and cash needs; and guidance for the first quarter and full year of fiscal 2018, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost and workforce reductions; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; changes in U.S. tax or tariff policy regarding apparel and other accessory merchandise produced in other countries; adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in Eastern Europe, Southern Europe and Asia (particularly China and Korea). In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations under the new administration may amplify many of these risks. Additional information with respect to known and unknown risks will also be set forth in the Company’s annual report on Form 10-K for the year ended January 28, 2017, which will be filed with the Securities and Exchange Commission in the first quarter of fiscal 2018. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Twelve Months Ended
	January 28, 2017		January 30, 2016		January 28, 2017		January 30, 2016
	$	%	$	%	$	%	$	%

Product sales	$656,505	96.6%	$633,344	96.2%	$2,118,534	95.9%	$2,100,454	95.3%
Net royalties	22,768	3.4%	24,915	3.8%	90,834	4.1%	103,857	4.7%
Net revenue	679,273	100.0%	658,259	100.0%	2,209,368	100.0%	2,204,311	100.0%

Cost of product sales	442,866	65.2%	418,095	63.5%	1,464,328	66.3%	1,416,881	64.3%

Gross profit	236,407	34.8%	240,164	36.5%	745,040	33.7%	787,430	35.7%

Selling, general and administrative expenses	182,493	26.9%	169,951	25.9%	681,864	30.8%	663,793	30.1%
Asset impairment charges	32,928	4.8%	255	0.0%	34,385	1.6%	2,287	0.1%
Restructuring charges	—	0.0%	—	0.0%	6,083	0.3%	—	0.0%

Earnings from operations	20,986	3.1%	69,958	10.6%	22,708	1.0%	121,350	5.5%

Other income (expense):
Interest expense	(419)	(0.1%)	(497)	(0.0%)	(1,897)	(0.1%)	(1,953)	(0.0%)
Interest income	127	0.0%	261	0.0%	1,890	0.1%	1,045	0.0%
Other income, net	4,492	0.7%	256	0.0%	30,909	1.4%	6,837	0.3%

Earnings before income tax expense	25,186	3.7%	69,978	10.6%	53,610	2.4%	127,279	5.8%

Income tax expense	16,530	2.4%	20,690	3.1%	28,212	1.3%	42,464	2.0%

Net earnings	8,656	1.3%	49,288	7.5%	25,398	1.1%	84,815	3.8%

Net earnings attributable to noncontrolling interests	2,089	0.3%	1,511	0.2%	2,637	0.1%	2,964	0.1%

Net earnings attributable to Guess?, Inc.	$6,567	1.0%	$47,777	7.3%	$22,761	1.0%	$81,851	3.7%

Net earnings per common share attributable to common stockholders:

Basic	$0.08		$0.57		$0.27		$0.97
Diluted	$0.08		$0.57		$0.27		$0.96

Weighted average common shares outstanding attributable to common stockholders:

Basic	83,769		83,101		83,666		84,264
Diluted	83,970		83,551		83,829		84,525

Effective tax rate	65.6%		29.6%		52.6%		33.4%

Adjusted earnings from operations [1]:	$53,914	7.9%	$70,213	10.6%	$63,176	2.9%	$123,637	5.6%

Adjusted net earnings attributable to Guess?, Inc. [1]:	$34,574	5.1%	$47,950	7.3%	$37,232	1.7%	$83,355	3.8%

Adjusted diluted earnings per common share attributable to common stockholders [1]:	$0.41		$0.57		$0.44		$0.98

Adjusted effective tax rate [1]:	36.9%		29.6%		44.5%		33.4%

Notes:
1
The adjusted results for the three and twelve months ended January 28, 2017 reflect the exclusion of asset impairment charges, a gain from the sale of a minority interest investment, restructuring charges, a restructuring related exit tax charge and the tax impacts of these adjustments, as well as the impact of a non-cash valuation allowance established on certain deferred tax assets that were recorded, where applicable. The adjusted results for the three and twelve months ended January 30, 2016 reflect the exclusion of asset impairment charges and related tax impacts that were recorded, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the three and twelve months ended January 28, 2017 and January 30, 2016.

	Three Months Ended		Twelve Months Ended
	January 28,	January 30,	January 28,	January 30,
	2017	2016	2017	2016

Reported GAAP earnings from operations	$20,986	$69,958	$22,708	$121,350
Asset impairment charges[1]	32,928	255	34,385	2,287
Restructuring charges[2]	—	—	6,083	—

Adjusted earnings from operations	$53,914	$70,213	$63,176	$123,637

Reported GAAP net earnings attributable to Guess?, Inc.	$6,567	$47,777	$22,761	$81,851

Asset impairment charges[1]	32,928	255	34,385	2,287

Restructuring charges[2]	—	—	6,083	—

Gain on sale of a minority interest investment[3]	—	—	(22,279)	—

Income tax adjustments[4]	(11,751)	(82)	(12,459)	(783)

Valuation allowance on certain deferred tax assets[5]	6,830	—	6,830	—

Exit tax charge[6]	—	—	1,911	—

Total adjustments affecting net earnings attributable to Guess?, Inc.	28,007	173	14,471	1,504

Adjusted net earnings attributable to Guess?, Inc.	$34,574	$47,950	$37,232	$83,355

Reported GAAP income tax expense	$16,530	$20,690	$28,212	$42,464

Income tax adjustments[4]	11,751	82	12,459	783

Valuation allowance on certain deferred tax assets[5]	(6,830)	—	(6,830)	—

Exit tax charge[6]	—	—	(1,911)	—

Total income tax effect	4,921	82	3,718	783

Adjusted income tax expense	$21,451	$20,772	$31,930	$43,247

Adjusted effective tax rate	36.9%	29.6%	44.5%	33.4%

Notes:
1
During the three and twelve months ended January 28, 2017 and January 30, 2016, the Company recognized asset impairment charges related primarily to the impairment of certain retail locations in North America resulting from under-performance and expected store closures. The results for the three and twelve months ended January 30, 2016 have been adjusted to show the impact of the asset impairment charges for comparative purposes to same current-year period results.

2
During the first quarter of fiscal 2017, the Company implemented a global cost reduction and restructuring plan to better align its global cost and organizational structure with its current strategic initiatives which resulted in restructuring charges, mainly related to cash-based severance costs, incurred during the twelve months ended January 28, 2017. The restructuring charges were recorded during the three months ended April 30, 2016.

3
The Company recognized a gain related to the sale of its minority interest equity holding in a privately-held boutique apparel company during the twelve months ended January 28, 2017. The gain related to the sale was recorded during the three months ended July 30, 2016.

4
The income tax effect of the asset impairment charges and restructuring charges was based on the Company’s assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred. The income tax effect on the gain on sale of the minority interest investment was based on the impact of the transaction on the effective tax rate.

5
During the fourth quarter of fiscal 2017, the Company recorded a non-cash valuation allowance on certain of its deferred tax assets, a portion of which were generated from the impairments discussed above.

6
As a result of the global cost reduction and restructuring plan, the Company incurred an estimated exit tax charge related to its reorganization in Europe during the twelve months ended January 28, 2017. The estimated exit tax charge was recorded during the three months ended April 30, 2016.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Twelve Months Ended
	January 28,	January 30,	%	January 28,	January 30,	%
	2017	2016	change	2017	2016	change

Net revenue:
Americas Retail	$288,906	$308,638	(6%)	$935,479	$981,942	(5%)
Europe	255,818	229,676	11%	791,673	727,144	9%
Asia	78,122	61,691	27%	250,363	241,571	4%
Americas Wholesale	33,659	33,339	1%	141,019	149,797	(6%)
Licensing	22,768	24,915	(9%)	90,834	103,857	(13%)
	$679,273	$658,259	3%	$2,209,368	$2,204,311	0%

Earnings (loss) from operations:
Americas Retail before impairments	$744	$20,258	(96%)	$(22,897)	$17,795	(229%)
Asset impairment charges[1]	(32,672)	(18)		(33,860)	(1,573)
Americas Retail including impairments	(31,928)	20,240	(258%)	(56,757)	16,222	(450%)

Europe before impairments	40,968	34,977	17%	57,286	56,079	2%
Asset impairment charges[1]	(29)	(207)		(242)	(641)
Europe including impairments	40,939	34,770	18%	57,044	55,438	3%

Asia before impairments	2,999	2,184	37%	(2,209)	10,521	(121%)
Asset impairment charges[1]	(227)	(30)		(283)	(73)
Asia including impairments	2,772	2,154	29%	(2,492)	10,448	(124%)

Americas Wholesale	5,725	6,323	(9%)	22,489	27,525	(18%)
Licensing	20,076	21,890	(8%)	80,365	92,172	(13%)
Corporate Overhead	(16,598)	(15,419)	8%	(71,858)	(80,455)	(11%)
Restructuring Charges	—	—		(6,083)	—
	$20,986	$69,958	(70%)	$22,708	$121,350	(81%)

Operating margins:
Americas Retail including impairments	(11.1%)	6.6%		(6.1%)	1.7%
Americas Retail before impairments	0.3%	6.6%		(2.4%)	1.8%

Europe including impairments	16.0%	15.1%		7.2%	7.6%
Europe before impairments	16.0%	15.2%		7.2%	7.7%

Asia including impairments	3.5%	3.5%		(1.0%)	4.3%
Asia before impairments	3.8%	3.5%		(0.9%)	4.4%

Americas Wholesale	17.0%	19.0%		15.9%	18.4%
Licensing	88.2%	87.9%		88.5%	88.7%

Total Company including impairment and restructuring charges	3.1%	10.6%		1.0%	5.5%
Total Company before impairment and restructuring charges	7.9%	10.6%		2.9%	5.6%

Notes:
1
During the three and twelve months ended January 28, 2017 and January 30, 2016, the Company recognized asset impairment charges related primarily to the impairment of certain retail locations in North America resulting from under-performance and expected store closures. The results for the three and twelve months ended January 30, 2016 have been adjusted to show the impact of the asset impairment charges for comparative purposes to same current-year period results.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	January 28, 2017			January 30, 2016	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$288,906	$421	$289,327	$308,638	(6%)	(6%)
Europe	255,818	4,955	260,773	229,676	11%	14%
Asia	78,122	752	78,874	61,691	27%	28%
Americas Wholesale	33,659	907	34,566	33,339	1%	4%
Licensing	22,768	—	22,768	24,915	(9%)	(9%)
	$679,273	$7,035	$686,308	$658,259	3%	4%

	Twelve Months Ended
	January 28, 2017			January 30, 2016	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$935,479	$6,422	$941,901	$981,942	(5%)	(4%)
Europe	791,673	2,436	794,109	727,144	9%	9%
Asia	250,363	3,096	253,459	241,571	4%	5%
Americas Wholesale	141,019	5,203	146,222	149,797	(6%)	(2%)
Licensing	90,834	—	90,834	103,857	(13%)	(13%)
	$2,209,368	$17,157	$2,226,525	$2,204,311	0%	1%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	January 28,	January 30,
	2017	2016

ASSETS

Cash and cash equivalents	$396,129	$445,480

Receivables, net	225,537	222,359

Inventories	367,381	311,704

Other current assets	54,965	56,709

Property and equipment, net	243,005	255,344

Other assets	247,468	247,152

Total Assets	$1,534,485	$1,538,748

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and capital lease obligations	$566	$4,024

Other current liabilities	344,887	323,035

Long term debt	23,482	2,318

Other long-term liabilities	180,104	172,826

Redeemable and nonredeemable noncontrolling interests	16,224	18,070

Guess?, Inc. stockholders’ equity	969,222	1,018,475

Total Liabilities and Stockholders’ Equity	$1,534,485	$1,538,748

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Twelve Months Ended
	January 28,	January 30,
	2017	2016

Net cash provided by operating activities	$71,456	$179,429

Net cash used in investing activities	(49,993)	(73,745)

Net cash used in financing activities	(68,750)	(127,740)

Effect of exchange rates on cash and cash equivalents	(2,064)	(15,947)

Net change in cash and cash equivalents	(49,351)	(38,003)

Cash and cash equivalents at the beginning of the year	445,480	483,483

Cash and cash equivalents at the end of the year	$396,129	$445,480

Supplemental information:

Depreciation and amortization	$69,319	$70,684

Rent	$263,126	$259,070

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in thousands)

	Twelve Months Ended
	January 28,	January 30,
	2017	2016

Net cash provided by operating activities	$71,456	$179,429

Less: Purchases of property and equipment	(90,581)	(83,844)

Free cash flow	(19,125)	95,585

Add: Purchase of U.S. distribution facility	—	28,773

Adjusted free cash flow	$(19,125)	$124,358

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of January 28, 2017		As of January 30, 2016
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States	341	339	343	342

	Canada	111	111	113	113

	Central and South America	95	51	99	46

	Total Americas	547	501	555	501

	Europe and the Middle East	629	336	594	280

	Asia	504	108	490	54

		1,680	945	1,639	835

Guess?, Inc. and Subsidiaries
Directly Operated Retail Store Data
U.S. and Canada

	Twelve Months Ended
	January 28,	January 30,
	2017	2016

Number of stores at the beginning of the year	455	481

Store openings	19	12

Store closures	(24)	(38)

Number of stores at the end of the year	450	455

Total store square footage at the end of the year	2,198,000	2,211,000

Guess?, Inc. and Subsidiaries
Americas Retail Net Revenue
(dollars in thousands)

	Three Months Ended			Twelve Months Ended
	January 28,	January 30,	%	January 28,	January 30,	%
	2017	2016	change	2017	2016	change
Net revenue:

Retail stores	$256,292	$275,687	(7.0%)	$843,084	$892,414	(5.5%)

E-commerce sites	32,614	32,951	(1.0%)	92,395	89,528	3.2%

Total	$288,906	$308,638	(6.4%)	$935,479	$981,942	(4.7%)

Guess?, Inc. and Subsidiaries
Retail Store Change in Comparable Store Sales
U.S. and Canada

	Three Months Ended		Twelve Months Ended
	January 28, 2017		January 28, 2017
	U.S. Dollars	Constant Currency	U.S. Dollars	Constant Currency

Excluding e-commerce sales	(7.8%)	(8.1%)	(5.7%)	(5.4%)

Impact of e-commerce sales	0.8%	0.7%	0.8%	0.9%

Including e-commerce sales	(7.0%)	(7.4%)	(4.9%)	(4.5%)